EXHIBIT 4.5

AMENDMENT AGREEMENT

This Amendment Agreement (the “Agreement”) made effective as of June 17, 2003, by and between American Medical Technologies, Inc. a Delaware corporation (the “Borrower”), and Aimee Maroney (“Lender”), each of which is referred to hereinafter as a “Party” and together as the “Parties”

W I T N E S S E T H:

WHEREAS, Borrower issued a note (the “Note”) to ValueBank N.A. (“ValueBank”) pursuant to that certain Loan Agreement between ValueBank and Borrower dated as of October 3, 2001 (the “Loan Agreement”), secured by a first priority lien on certain real estate and assets of Borrower and the Unconditional Guarantee of Ben Gallant (the Note, the Loan Agreement, the security instruments and the guarantee are hereinafter referred to collectively as the “Loan Documents”);

WHEREAS, ValueBank assigned the Loan Documents to Lender, and Lender accepted the assignment and purchased such documents from ValueBank, all pursuant to the terms and conditions of that certain Agreement to Assign Lien and Release Claims among the Parties and ValueBank, and that certain Assignment of Note and Liens (the “Assignment”) executed by ValueBank, as of June 17, 2003; and

WHEREAS, the Parties now desire to amend the terms of the Note and the Loan Agreement, and Borrower has agreed to grant to Lender 100,000 shares of its Series B Preferred Stock in consideration of her agreement to purchase the Note and to enter into the terms of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the Parties hereby agree as follows:

1.  Acknowledgment of Loan Documents.  Borrower hereby acknowledges the existence and validity of each of the Loan Documents and confirms its representations, warranties, covenants and agreements thereunder.  Borrower further acknowledges and confirms the effectiveness of the assignment of the Loan Documents to Lender pursuant to the Assignment and its obligations to Lender as a result thereof.  Borrower agrees that each of the Loan Documents is in full force and effect and binding on it, except as specifically amended hereby.

2.   Amendment of Note.  The terms of the Note are amended as follows:

(a)          SBA.  All references to the SBA in the Note shall be deleted.  The Parties acknowledge and agree that the SBA guarantee originally provided in the Note is of no further validity or effect.

(b)         Loan Amount.  Section 1 of the Note is amended to change the amount Borrower promises to pay to the order of Lender to Six Hundred Eighty-Two Thousand Fifty-Five and 63/100 Dollars ($682,055.63).  No additional advances will be made by Lender under the Note.

(c)          Payment Terms and Interest Rate.  Section 3 of the Note is amended to provide that the payment terms for the Note are:  All payments of principal and accrued but unpaid interest shall be due and payable in a single payment on December 31, 2004.  The interest rate applicable under the Note shall be at the fixed rate of five percent (5%) per annum, computed on the basis of a year of 360 days.  If a payment on the Note is more than ten days late, Lender may charge Borrower a late fee of up to 5% of the unpaid amount.

(d)         Prepayment.  Section 4 of the Note is amended to allow prepayment by Borrower to Lender in any amount at any time without requirement for notice of prepayment.

(e)          Successors.  Section 9 of the Note is amended to provide that under the Note, Lender includes her heirs, executors, legal representatives and assigns.

3.   Amendment of Loan Agreement.  The terms of the Loan Agreement are amended as follows:

(a)          SBA.  All references to the SBA and the Authorization from the SBA in the Loan Agreement are deleted.

(b)         Loan Amount.  Section 1 of the Loan Agreement is amended to change the amount Lender agrees to loan to Borrower to Six Hundred Eighty-Two Thousand Fifty-Five and 63/100 Dollars ($682,055.63).

(c)          Fees.  Section 3 of the Loan Agreement is deleted.

4.  Grant of Shares.  In consideration of the agreement of Lender to accept the Assignment, purchase the Loan Documents and amend the terms and conditions of the Loan Agreement and Note as herein provided, Borrower hereby grants, conveys, sells and assigns to Lender One Hundred Thousand (100,000) shares of its Series B Preferred Stock (the “Shares”), having the designations, powers, preferences, and relative and other special rights and the qualifications, limitations and restrictions as set forth in the Certificate of Designation of Series B Preferred Stock of Borrower filed with the Secretary of State of Delaware.  Upon the execution of this Agreement by Lender, Borrower shall deliver to Lender a certificate representing the Shares, and the Shares shall be the duly authorized and validly issued shares of outstanding preferred stock of the Borrower.

5.                                       Bankruptcy.   In entering into this Agreement, Borrower and Lender hereby stipulate, acknowledge and agree that (i) Lender is giving up valuable rights and has agreed not to exercise legal remedies available to her in entering into the amendments to the Loan Agreement and the Note contained herein, (ii) Lender would not have entered into this Agreement but for the promises, acknowledgments and agreements of Borrower contained herein, all of which have been accepted by Lender in good faith, and (iii) the breach of any of those promises, acknowledgements or agreements by Borrower in any way, at any time, now or in the future, would admittedly and confessedly constitute cause for dismissal of any bankruptcy petition involving the Lender which may have been filed by or against Borrower pursuant to 11 U.S.C. § 1112(b).  As additional consideration for Lender agreeing to enter into this Agreement, Borrower agrees that in the event a bankruptcy petition under any Chapter of the Bankruptcy Code (11 U.S.C. §101, et seq.) is filed by or against any Borrower at any time after the execution of this Agreement, Lender shall be entitled to the immediate entry of an order from the appropriate bankruptcy court granting Lender complete relief from the automatic stay imposed by §362 of the Bankruptcy Code (11 U.S.C. §362) to exercise its foreclosure and other rights, including but not limited to obtaining a foreclosure judgment and foreclosure sale, upon the filing with the appropriate court of a motion for relief from the automatic stay with a copy of this Agreement attached thereto.  Borrower specifically agrees (i) that upon filing a motion for relief from the automatic stay, Lender shall be entitled to relief from the stay without the necessity of an evidentiary hearing and without the necessity or requirement of the Lender to establish or prove the value of any collateral, the lack of adequate protection of its interest in any collateral, or the lack of equity in any collateral; (ii) that the lifting of the automatic stay hereunder by the appropriate bankruptcy court shall be deemed to be “for cause” pursuant to §362(d)(1) of the Bankruptcy Code (11 U.S.C. §362 (d)(1); and (iii) that Borrower will not directly or indirectly oppose or otherwise defend against Lender’s efforts to gain relief from the automatic stay. This provision is not intended to preclude Borrower from filing for protection under any Chapter of the Bankruptcy Code.  The remedies prescribed in this paragraph are not exclusive and shall not limit Lender’s rights under the Loan Documents, this Agreement or under any law.  All of the above terms and conditions have been freely bargained for and are all supported by reasonable and adequate consideration and the provisions herein are material inducements for Lender entering into this Agreement.

6.                                       Release.  As part of the consideration of Lender agreeing to enter into this Agreement, Borrower hereby remises, releases, and forever discharges Lender, her heirs, executors, legal representatives, successors and assigns (collectively, “Released Parties”) from all actions, causes of action, suits, proceedings, debts, contracts, claims, damages, liability and demands whatsoever, known or unknown, in law or equity, which Borrower ever had or now has, by reason of any matter, cause, or thing whatsoever arising from the actions or inactions of the Released Parties prior to the date hereof including any matter relating to this Agreement and the Loan Documents, and Borrower covenants not to sue any of the Released Parties with respect thereto.  The release and covenant not to sue set forth in this Section are intended by the Parties to be as broad and comprehensive as possible; however, this release will not cover any intentional torts or acts of gross negligence.

7.                                       Default.  Lender shall be entitled to pursue each and every remedy hereunder and under the Loan Documents, at Lender’s sole option, upon the occurrence of any of the following:

(a)          Borrower files a petition for bankruptcy under any chapter of the Federal Bankruptcy Code or takes advantage of any other debtor relief law, or an involuntary petition for bankruptcy under any chapter of the Federal Bankruptcy Code is filed against Borrower, or any other judicial action is taken with respect to Borrower by any creditor; or

(b)         Borrower’s breach or default in the performance of any covenant or agreement contained in this Agreement or the Loan Documents.

8.                                       No Usury.  It is the intention of Borrower and Lender to comply strictly with all applicable usury laws.  Accordingly, it is agreed that notwithstanding any provisions to the contrary in this Agreement, or in any of the Loan Documents, in no event shall this Agreement or other Loan Documents require the payment or permit the collection of an aggregate amount of interest in excess of the maximum amount permitted by any laws which may apply to this transaction, including the laws of the State of Texas.  If any such excess of interest is contracted for, charged or received under this Agreement or under the terms of any of the Loan Documents, or if the maturity of the Note is accelerated in whole or in part, or if all or part of the principal or interest of the Note shall be prepaid, so that under any of such circumstances the amount of interest (including all amounts payable hereunder or in connection with the Note which are not denominated as interest but which constitute interest under applicable laws) contracted for, charged or received under this Agreement shall exceed the maximum amount of interest permitted by the applicable usury laws, as now or hereafter enacted, then in any such event (a) the provisions of this Section shall govern and control, (b) neither Borrower nor any other person or entity now or hereafter liable for the payment hereof shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest permitted by the applicable usury laws, as now or hereafter enacted, (c) any such excess interest which may have been collected shall be either applied as a credit against the then unpaid principal amount of the Note or, if the principal amount of the Note shall have been paid in full, refunded to Borrower, and (d) the effective rate of interest shall be automatically reduced to the maximum lawful contract rate allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction thereof.  It is further agreed that without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received under this Agreement or under such other Loan Documents which are made for the purpose of determining whether such rate exceeds the maximum lawful contract rate, shall be made, to the extent permitted by applicable usury laws, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the Note, all interest at any time contracted for, charged or received from Borrower in connection with the Note.

9.                                       Miscellaneous.

(a)          Successors and Assigns. All of the grants, covenants, terms, conditions and agreements hereof shall be binding upon and inure to the benefit of all of the heirs, executors, legal representatives, assigns and successors in interest of the parties hereto.

(b)         Modification.  Neither this Agreement nor any provision hereof may be changed, altered, waived, amended, or discharged orally, but only by an instrument reduced to writing, signed by the Parties hereto.

(c)          Choice of Law.  It is the intention of the parties hereto that the laws of the State of Texas shall govern the validity of this Agreement, construction of its terms and the interpretation of the rights and duties of the Parties.

(d)         Authority.  Each Party, for itself, its heirs, executors, legal representatives, successors and assigns, hereby represents and warrants that it has the full capacity and authority to enter into, execute, deliver and perform this Agreement, and that such execution, delivery and performance does not violate any contractual or other obligation by which it is bound.

(e)          Expenses.  Borrower agrees to pay all costs and expenses incurred by Lender in connection with this Agreement, including charges for recording, filing, appraisal and legal fees.

THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR ORAL OR WRITTEN, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS AMONG THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the date and year first above written.

BORROWER:

AMERICAN MEDICAL TECHNOLOGIES, INC. a Delaware corporation

By:	/s/ Roger W. Dartt
Roger W. Dartt, President
LENDER:

/s/ Aimee Maroney
Aimee Maroney